Wellsford Real Properties, Inc.
                               535 Madison Avenue
                            New York, New York 10022

                                                           February 25, 2000

Gotham Partners, L.P.
Gotham Partners International, Ltd.
Gotham Partners III, L.P.
Gotham Holdings I, L.L.C.
c/o Gotham Partners, L.P.
110 East 42nd Street
New York, N.Y.  10017

Ladies and Gentlemen:

          It is our understanding that Gotham Partners, L.P., Gotham Partners International, Ltd., Gotham Partners III, L.P., and Gotham Holdings I, L.L.C. (each a "Gotham Entity," and collectively, the "Gotham Entities") each owns the number of share of common stock ("Common Stock"), par value $.01 per share, of Wellsford Real Properties, Inc. ("WRP") set forth opposite its name on Exhibit A hereto (all such shares are referred to herein as the "Shares"). Promptly upon the closing of trading on the American Stock Exchange on the date hereof, WRP shall purchase (the "Purchase"), and each Gotham Entity shall sell, all of the Shares set forth opposite its name on Exhibit A hereto for a purchase price (the "Purchase Price") of $8.00 per share (equal to an aggregate of $20,589,056 for all of the Shares). Upon confirmation by WRP that all of the Shares have been deposited in WRP's account at Goldman Sachs & Co., in proper form for transfer, WRP shall promptly wire the Purchase Price, in immediately available funds, to an account designated in writing by the Gotham Entities.

          In connection with the Purchase, each Gotham entity hereby represents and warrants to WRP as follows:

          (a) Each Gotham Entity is the sole record and beneficial owner of, and has good and valid title to the Shares set forth opposite its name on Exhibit A hereto, free and clear of any and all liens, pledges, encumbrances, charges, agreements or claims of any kind whatsoever.

          (b) Each Gotham entity has the requisite corporate, partnership or limited liability company power, a the case may be, and authority to execute, deliver and perform its obligations under this letter agreement and to sell, assign, transfer and deliver the Shares set forth opposite its name on Exhibit A hereto as provided in this letter agreement, and the delivery of the Shares set forth opposite its name on Exhibit A hereto to WRP as provided in this letter agreement will convey to WRP good and marketable title to the Shares set forth opposite its name on Exhibit A hereto, free and clear of any and all liens, pledges, encumbrances, charges, agreements or claims of any kind whatsoever.

          (c) The execution and delivery of this letter agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate, partnership or limited liability company action, as the case may be, of each Gotham Entity. This letter agreement has been duly executed and delivered by each Gotham Entity and constitutes the legal, valid and binding obligation of each Gotham Entity, enforceable against each Gotham Entity in accordance with its terms.

          (d) No Gotham Entity is a party to, subject to or bound by, any agreement, judgment, order, writ, injunction or decree of any court or governmental body which are in conflict with or would prevent the performance by such Gotham Entity of its obligations under this letter agreement.

          (e) Each Gotham Entity is fully familiar with the business and financial condition of WRP and has made whatever inquiries it deemed necessary in connection with the Purchase. Each Gotham Entity has had an opportunity to ask questions of, and receive answers from, officers concerning WRP and its financial condition, and all such questions, if any, have been answered to the full satisfaction of such Gotham Entity.

          In connection with the foregoing, each Gotham Entity hereby acknowledges that until December 28, 2002, no Gotham Entity or its affiliates shall, directly or indirectly, (a)(x) solicit, seek or offer to effect or effect, (xx) negotiate with or provide any information to the Board of Directors of WRP, any director or officer of WRP or any stockholder of WRP with respect to, (xxx) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board of Directors of WRP, any director or officer of WRP or any stockholder of WRP or any other person with respect to, or (xxxx) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, but not limited to, any "solicitation" or "proxies" as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, (i) any form of business combination or similar or other extraordinary transaction involving WRP or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of WRP's assets, (ii) any form of restructuring, recapitalization or similar transaction with respect to WRP or any affiliate thereof, (iii) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of WRP or any affiliate thereof, (iv) any proposal to seek representation on the Board of Directors of WRP or to seek to appoint, elect or remove any member of the Board of Directors of WRP or make any public statements proposing or suggesting any change in the Board of Directors or management of WRP or otherwise to seek to control or influence the management, Board of Directors of WRP or any affiliate thereof, (v) any request or proposal to waive, terminate or amend the provisions of this agreement or (vi) any proposal or other statement inconsistent with the terms of this agreement or (b) instigate, encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for WRP with) any third party to do any of the foregoing (the actions referred to in (a) and (b) in this sentence are referred to as "Prohibited Actions"), unless and until such Gotham Entity has received the prior written invitation or approval of a majority of the Board of Directors of WRP to do any of the foregoing, it being agreed and understood that the entering into of this agreement shall not constitute such invitation or approval.

          Each Gotham Entity acknowledges and agrees that in the event of any breach of this agreement by any Gotham Entity, WRP would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that WRP in addition to any other remedy to which it may be entitled in law or equity, shall be entitled to an injunction or injunctions to prevent breaches of this agreement by any Gotham Entity and to compel specific performance of this agreement, without the need for proof of actual damages. Further, each Gotham Entity hereby waives any request for or the seeking or posting of any bond in connection with such injunction or injunctions.

          Each Gotham Entity and WRP agrees that until December 28, 2002, it will not solicit to hire any person then currently employed by the other party; it being understood that "solicit to hire" does not include any written or oral contracts initiated by an employee of either a Gotham Entity or WRP with respect to the employee's potential employment by either party to this agreement.

          It is understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

          This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflict of laws thereof. This agreement may not be assigned in whole or in part by either party without the prior written consent of the other party. This Agreement set forth the entire agreement of the parties and is intended to supercede all prior agreements, including, without limitation, that certain Letter Agreement, dated December 28, 1999 between WRP and Gotham Partners, L.P. This agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute the same agreement.

                              Very truly yours,

                              WELLSFORD REAL PROPERTIES, INC.


                              By: /s/ Jeffrey Lynford
                                 -------------------------------
                                 Title:  Chairman



Agreed:

GOTHAM PARTNERS, L.P.
GOTHAM PARTNERS III, L.P.

By:  Section H Partners, L.P., General Partner
By:  Karenina Corp., a GP

/s/ William A. Ackman
---------------------------------
William A. Ackman
President


GOTHAM PARTNERS INTERNATIONAL, LTD

By:  Gotham Intl. Advisors, L.L.C.,
         the Investment Manager

/s/ William A. Ackman
---------------------------------
William A. Ackman
Senior Managing Member


GOTHAM HOLDINGS I, L.L.C.

By:  Gotham Holdings Management LLC,
         the Manager

/s/ William A. Ackman
---------------------------------
William A. Ackman
Managing Member

                                 EXHIBIT A

Gotham Partners, L.P.                           1,416,609
Gotham Parnters International, Ltd.               880,838
Gotham Partners III, L.P.                           1,200
Gotham Holdings I, L.L.C.                         274,985